FIRST AMENDMENT TO THE
                          INVESTMENT ADVISORY AGREEMENT



     THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT ("First Amendment") is made and entered into this 12 day of December 2005, by and between THE NOTTINGHAM INVESTMENT TRUST II (the "Trust") and EARNEST PARTNERS, LLC (the "Advisor").

                                   WITNESSETH:

     WHEREAS, the Trust and EARNEST Partners Limited, LLC entered into that certain Investment Advisory Agreement (the "Agreement") dated May 25, 2000;

     WHEREAS, under the terms of the Agreement the Trust retained EARNEST Partners Limited, LLC to furnish investment advisory and administration services to the series of the Trust ("Fund");

     WHEREAS, EARNEST Partners Limited, LLC has merged with and into the Advisor;

     WHEREAS, the change of advisor does not result in a change of actual control or management and does not constitute an assignment for purposes of
Section 15(a)(4) of the Investment Company Act of 1940, as amended; and

     WHEREAS, the Trust and Advisor wish to amend the Agreement to reflect the change of advisor.

     NOW THEREFORE, in consideration of the mutual covenants hereinafter contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. All references made to EARNEST Partners Limited, LLC shall now be replaced by reference to the Advisor.

     2. This First Amendment may be executed in one or more counterparts, each of which when so executed will be deemed to be an original, but the counterparts will together constitute one and the same instrument.

     3. Except as expressly modified or amended by this First Amendment, all other terms and provisions of the Agreement shall remain in full force and effect.

     4. The Advisor hereby accepts and unconditionally assumes the obligation to perform and to comply with, and to be bound by, all of the covenants, liabilities, representations, warranties and contractual obligations of EARNEST Partners Limited, LLC under the Agreement, including, without limitation, all such covenants, liabilities, representations, warranties and contractual obligations that existed under the Agreement on or before the date that EARNEST Partners Limited, LLC merged with and into the Advisor, in the same manner and with the same force and effect as if the Advisor had signed and executed the original version of the Agreement as the investment advisor to the Trust.

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be signed by their duly authorized officers effective as of the date indicated above.


THE NOTTINGHAM INVESTMENT TRUST II

By: /s/ Jack E. Brinson
   _________________________________________
        Jack E. Brinson, Chairman


EARNEST PARTNERS, LLC


By: /s/ Paul E. Viera
   _________________________________________
        Paul E. Viera, CEO and Partner

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